UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
___________________________________________________________
FORM 8-K
___________________________________________________________

Current Report
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 31, 2016

__________________________________________________________

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of Incorporation)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Rd., Suite 6000 Lafayette, Louisiana (Address of principal executive offices)	70508 (Zip code)

Commission File Number: 001-32681

Registrant’s telephone number, including area code: (337) 232-7028

___________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On October 31, 2016, PetroQuest Energy, Inc. (the "Company") announced a loss to common stockholders for the quarter ended September 30, 2016 of $23,306,000, or $1.31 per share, compared to third quarter 2015 loss available to common stockholders of $51,910,000, or $3.19 per share. For the first nine months of 2016, the Company reported a loss available to common stockholders of $86,586,000, or $4.97 per share, compared to a loss available to common stockholders of $235,233,000, or $14.50 per share, for the 2015 period. The losses during the quarter and nine months ended September 30, 2016 and September 30, 2015 included non-cash ceiling test write-downs totaling $8,665,000 and $40,304,000, respectively, and $40,212,000 and $214,618,000, respectively.
Net cash flow provided by (used in) operating activities totaled $(25,671,000) and $18,353,000 during the third quarters of 2016 and 2015, respectively. Discretionary cash flow for the third quarter of 2016 was $207,000, as compared to $4,990,000 for the comparable 2015 period. Net cash flow provided by (used in) operating activities totaled $(51,737,000) and $23,979,000 during the first nine months of 2016 and 2015, respectively. For the first nine months of 2016, discretionary cash flow was $(2,994,000), as compared to $22,853,000 for the first nine months of 2015. See the attached schedule for a reconciliation of net cash flow provided by (used in) operating activities to discretionary cash flow.
Production for the third quarter of 2016 was 5.2 Bcfe, compared to 7.4 Bcfe for the comparable period of 2015. For the first nine months of 2016, production was 18.9 Bcfe, compared to 27.5 Bcfe for the comparable period of 2015. The reduction in production volumes during the 2016 periods is primarily attributable to the sale of the Company's Arkoma assets in 2015, as well as the continued lack of capital expenditures.
Stated on an Mcfe basis, unit prices including the effects of hedges for the third quarter of 2016 were $3.27 per Mcfe, as compared to $3.62 per Mcfe in the third quarter of 2015. For the first nine months of 2016, unit prices including the effects of hedges, were $2.66 per Mcfe, as compared to $3.38 per Mcfe for the first nine months of 2015.
Oil and gas sales during the third quarter of 2016 were $17,094,000, as compared to $26,872,000 in the third quarter of 2015. For the first nine months of 2016, oil and gas sales were $50,238,000 as compared to oil and gas sales of $92,873,000 for the first nine months of 2015.
Lease operating expenses (“LOE”) for the third quarter of 2016 decreased to $6,857,000, as compared to $10,070,000 in the third quarter of 2015. Lease operating expenses decreased during the three months ended September 30, 2016 primarily as a result of the Company's 2015 Arkoma divestiture. LOE per Mcfe was $1.31 for the third quarter of 2016, as compared to $1.35 in the third quarter of 2015. For the first nine months of 2016, lease operating expenses were $1.16 per Mcfe compared to $1.17 per Mcfe in the first nine months of 2015.

Depreciation, depletion and amortization (“DD&A”) on oil and gas properties for the third quarter of 2016 was $1.12 per Mcfe, as compared to $1.79 per Mcfe in the third quarter of 2015. For the first nine months of 2016, DD&A on oil and gas properties was $1.21 per Mcfe compared to $1.88 per Mcfe for the comparable period of 2015. The decrease in the per unit DD&A rate during the 2016 periods is primarily the result of recent ceiling test write-downs.
Interest expense for the third quarter of 2016 decreased to $7,737,000, as compared to $8,526,000 in the third quarter of 2015. Interest expense for the third quarter of 2016 included the non-cash write-off of approximately $1 million of deferred financing costs. During the three month period ended September 30, 2016, capitalized interest totaled $167,000, as compared to $724,000 during the 2015 period. For the first nine months of 2016, interest expense was $22,497,000, compared to $24,996,000 for the comparable period of 2015. During the nine month period ended September 30, 2016, capitalized interest totaled $722,000, as compared to $4,100,000 during the 2015 period. The decrease in interest expense during the 2016 periods is primarily attributable a lower debt balance after the completion of the Company's debt exchange in February 2016 as well as the repayment of the Company's bank debt in June 2015.
General and administrative expenses during the quarter and nine months ended September 30, 2016 totaled $8,827,000 and $21,297,000, respectively, as compared to $4,686,000 and $16,544,000 during the comparable 2015 periods. Capitalized general and administrative expenses during the quarter and nine months ended September 30, 2016 totaled $1,268,000, and $4,347,000, respectively, as compared to expenses of $1,926,000 and $6,522,000 during the comparable 2015 periods. General and administrative expenses for the three and the nine month 2016 periods included approximately $5,300,000 and $10,100,000 in expenses, respectively, related to the Company's two debt exchanges in 2016.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three and nine month periods ended September 30, 2016 and 2015:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Production:
Oil (Bbls)	123,165	123,102	377,473	421,539
Gas (Mcf)	3,650,109	5,395,789	13,470,406	20,478,563
Ngl (Mcfe)	838,294	1,297,566	3,130,784	4,458,392
Total Production (Mcfe)	5,227,393	7,431,967	18,866,028	27,466,189
Avg. Daily Production (MMcfe/d)	56.8	80.8	68.9	100.2
Sales:
Total oil sales	$5,380,110	$6,073,709	$14,675,611	$21,613,942
Total gas sales	9,873,068	17,737,112	29,444,803	59,314,437
Total ngl sales	1,840,764	3,060,948	6,117,868	11,944,564
Total oil and gas sales	$17,093,942	$26,871,769	$50,238,282	$92,872,943
Average sales prices:
Oil (per Bbl)	$43.68	$49.34	$38.88	$51.27
Gas (per Mcf)	2.70	3.29	2.19	2.90
Ngl (per Mcfe)	2.20	2.36	1.95	2.68
Per Mcfe	3.27	3.62	2.66	3.38
The above sales and average sales prices include increases (decreases) to revenues related to the settlement of gas hedges of ($144,000) and $3,603,000, oil hedges of zero and $299,000 and Ngl hedges of zero and $191,000 for the three months ended September 30, 2016 and 2015, respectively.  The above sales and average sales prices include increases to revenues related to the settlement of gas hedges of $2,043,000 and $10,108,000, oil hedges of zero and $38,000, and Ngl hedges of zero and $348,000 for the nine months ended September 30, 2016 and 2015, respectively.

The following provides guidance for the fourth quarter of 2016:

Guidance for
Description	4th Quarter 2016

Production volumes (MMcfe/d)	42 - 46

Percent Gas	69%
Percent Oil	15%
Percent NGL	16%

Expenses:
Lease operating expenses (per Mcfe)	$1.40 - $1.50
Production taxes (per Mcfe)	$0.08 - $0.11
Depreciation, depletion and amortization (per Mcfe)	$1.15 - $1.25
General and administrative (in millions)*	$3.5- $4.0
Interest expense (in millions)**	$7.0 - $7.5

* Includes non-cash stock compensation estimate of approximately $0.5 million
** Includes non-cash interest expense of approximately $6 million

East Texas Joint Venture
The Company continues to make progress toward a joint venture in the Cotton Valley and expects to close the joint venture and spud the first well thereunder before the end of 2016. During the first quarter of 2016, the Company sold a portion of its 100% owned 6,400 gross acre Cotton Valley position to a potential joint venture partner for $7 million. The Company expects to re-acquire this acreage for $5 million prior to closing the joint venture.

Thunder Bayou Update
In the Gulf Coast, the Company's Thunder Bayou well is currently flowing from the initial completion in the lower section of the Cris R-2 formation (48 net feet of pay) at approximately 18 MMcfe/d (NRI-37%). The daily production rate of the well continues to decline as expected. As a result, the Company's production guidance for the fourth quarter of 2016 assumes the well will be shut-in for the month of December due to the Company's planned recompletion into the upper section of the Cris R-2 formation (154 net feet of pay). Thunder Bayou is forecasted to be back online in January 2017.

Liquidity Update
The Company recently enhanced its liquidity position through a new $50 million multidraw term loan and the issuance of debt in the Company's September 2016 debt exchange that includes a payment-in-kind feature that is expected to provide approximately $33 million of cash interest savings over the next 18 months. During the third quarter of 2016, the Company’s cash balance declined from approximately $69 million at June 30, 2016 to approximately $34 million at September 30, 2016. The primary uses of cash during the third quarter of 2016 were $21 million for accrued interest and fees related to the debt exchange, $4 million in capital expenditures and payments to reduce accounts payable to vendors. In October 2016, the Company borrowed $10 million under its multidraw term loan for additional working capital needs including payments to reduce accounts payable to vendors.

Hedging Update
The Company recently initiated the following hedging transaction:

Production Period	Type	Daily Volumes	Price
Gas:
2017	Swap	5,000 MMBtu	$3.25

Management’s Comment
“The debt exchange completed in September 2016 has resulted in a significant opportunity for our team, on behalf of all of our stakeholders, to capitalize on the value of our attractive properties in East Texas and Gulf Coast as commodity prices continue to improve,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. "The planned recompletion of our Thunder Bayou well should be a near-term catalyst of increased cash flow in the first quarter of 2017 and beyond. We expect to finalize our East Texas joint venture in the coming weeks, on terms attractive to both the investors and the Company, and expect to spud our first well before year-end. We look forward to 2017 as a year of renewed and significant growth in production, with all capital expenditures expected to be funded by cash flow.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to consummate a drilling joint venture in East Texas and initiate our Cotton Valley drilling program before the end of the year; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multidraw term loan facility and restrictive debt covenants; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; approximately 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

Click here for more information: “http://www.petroquest.com/news.html?=BizID=1690&1=1”

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(Amounts in Thousands)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$33,774	$148,013
Revenue receivable	11,850	6,476
Joint interest billing receivable	22,217	49,374
Derivative asset	—	1,508
Other current assets	4,247	3,874
Total current assets	72,088	209,245
Oil and gas properties:
Oil and gas properties, full cost method	1,325,114	1,310,891
Unevaluated oil and gas properties	8,058	12,516
Accumulated depreciation, depletion and amortization	(1,237,490)	(1,157,455)
Oil and gas properties, net	95,682	165,952
Other property and equipment	11,252	11,229
Accumulated depreciation of other property and equipment	(10,199)	(8,737)
Total property and equipment	96,735	168,444
Other assets, net of accumulated amortization of $0 and $3,842, respectively	5,546	1,630
Total assets	$174,369	$379,319
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable to vendors	$46,166	$97,999
Advances from co-owners	377	16,118
Oil and gas revenue payable	29,906	18,911
Accrued interest	397	11,720
Asset retirement obligation	1,132	6,015
Derivative liability	228	—
Accrued acquisition costs	5,000	4,409
10% Senior Unsecured Notes due 2017	22,538	—
Other accrued liabilities	2,481	3,612
Total current liabilities	108,225	158,784
10% Senior Unsecured Notes due 2017	—	347,008
10% Senior Secured Notes due 2021	15,286	—
10% Senior Secured PIK Notes due 2021	243,106	—
Asset retirement obligation	40,593	36,541
Other long-term liabilities	3,969	53
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 5,000 shares; issued and outstanding 1,495 shares	1	1
Common stock, $.001 par value; authorized 150,000 shares; issued and outstanding 21,115 and 16,410 shares, respectively	21	16
Paid-in capital	304,445	290,432
Accumulated other comprehensive (loss) income	(228)	947
Accumulated deficit	(541,049)	(454,463)
Total stockholders’ equity	(236,810)	(163,067)
Total liabilities and stockholders’ equity	$174,369	$379,319

PETROQUEST ENERGY, INC.
Consolidated Statements of Operations
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Revenues:
Oil and gas sales	$17,094	$26,872	$50,238	$92,873
Expenses:
Lease operating expenses	6,857	10,070	21,898	32,163
Production taxes	319	399	609	2,303
Depreciation, depletion and amortization	6,030	13,687	23,361	52,686
Ceiling test write-down	8,665	40,212	40,304	214,618
General and administrative	8,827	4,686	21,297	16,544
Accretion of asset retirement obligation	670	825	1,896	2,507
Interest expense	7,737	8,526	22,497	24,996
	39,105	78,405	131,862	345,817

Other income (expense):
Gain on sale of oil and gas properties	—	828	—	22,359
Other income	(28)	88	(355)	285
	(28)	916	(355)	22,644

Loss from operations	(22,039)	(50,617)	(81,979)	(230,300)
Income tax expense (benefit)	(18)	6	543	1,079
Net loss	(22,021)	(50,623)	(82,522)	(231,379)
Preferred stock dividend	1,285	1,287	4,064	3,854
Loss available to common stockholders	$(23,306)	$(51,910)	$(86,586)	$(235,233)
Loss per common share:
Basic
Net loss per share	$(1.31)	$(3.19)	$(4.97)	$(14.50)
Diluted
Net loss per share	$(1.31)	$(3.19)	$(4.97)	$(14.50)
Weighted average number of common shares:
Basic	17,736	16,259	17,412	16,225
Diluted	17,736	16,259	17,412	16,225

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(82,522)	$(231,379)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred tax expense	543	1,079
Depreciation, depletion and amortization	23,361	52,686
Ceiling test writedown	40,304	214,618
Accretion of asset retirement obligation	1,896	2,507
Share-based compensation expense	1,361	4,022
Amortization costs and other	1,990	1,679
Payments to settle asset retirement obligations	(2,884)	(1,826)
Gain on sale of oil and gas properties	—	(22,359)
Costs incurred to issue 2021 Notes and 2021 PIK Notes	10,073	—
Changes in working capital accounts:
Revenue receivable	(5,374)	7,818
Joint interest billing receivable	26,800	20,147
Accounts payable and accrued liabilities	(45,904)	(36,630)
Advances from co-owners	(15,741)	12,031
Other	(5,640)	(414)
Net cash (used in) provided by operating activities	(51,737)	23,979
Cash flows provided by investing activities:
Investment in oil and gas properties	(22,084)	(75,818)
Investment in other property and equipment	(23)	(430)
Sale of oil and gas properties	24,832	271,891
Net cash provided by investing activities	2,725	195,643
Cash flows used in financing activities:
Net proceeds for share based compensation	130	422
Deferred financing costs	(373)	(861)
Payment of preferred stock dividend	(1,285)	(3,854)
Redemption of 2017 Notes	(53,626)	—
Costs incurred to issue 2021 Notes and 2021 PIK Notes	(10,073)	—
Proceeds from bank borrowings	—	70,000
Repayment of bank borrowings	—	(145,000)
Net cash used in financing activities	(65,227)	(79,293)
Net (decrease) increase in cash and cash equivalents	(114,239)	140,329
Cash and cash equivalents, beginning of period	148,013	18,243
Cash and cash equivalents, end of period	$33,774	$158,572
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$33,114	$36,137
Income taxes	$(18)	$(26)

PETROQUEST ENERGY, INC.
Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net loss	$(22,021)	$(50,623)	$(82,522)	$(231,379)
Reconciling items:
Deferred tax expense (benefit)	(18)	6	543	1,079
Depreciation, depletion and amortization	6,030	13,687	23,361	52,686
Ceiling test writedown	8,665	40,212	40,304	214,618
Gain on Asset Sale	—	(828)	—	(22,359)
Accretion of asset retirement obligation	670	825	1,896	2,507
Non-cash share based compensation expense	436	1,194	1,361	4,022
Amortization costs and other	1,180	517	1,990	1,679
Costs incurred to issue 2021 Notes	5,265	—	10,073	—
Discretionary cash flow	207	4,990	(2,994)	22,853
Changes in working capital accounts	(25,509)	14,003	(45,859)	2,952
Settlement of asset retirement obligations	(369)	(640)	(2,884)	(1,826)
Net cash flow provided by (used in) operating activities	$(25,671)	$18,353	$(51,737)	$23,979

Note:
Management believes that discretionary cash flow is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Discretionary cash flow is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since discretionary cash flow is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 31, 2016
PETROQUEST ENERGY, INC.

/s/ J. Bond Clement
J. Bond Clement
Executive Vice President,
Chief Financial Officer
(Authorized Officer and Principal
Financial and Accounting Officer)